Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 15, 2019, except for the retroactive effect of both the 1-for-6.217 reverse stock split and the reorganization, as described in Note 1, as to which the date is October 28, 2019 relating to the financial statements of 89bio, Inc. (operating as 89Bio, Ltd. prior to the reorganization described in Note 1), appearing in the Annual Report on Form 10-K of 89bio, Inc. for the year ended December 31, 2019.

/s/ Brightman Almagor Zohar & Co.

A Firm in the Deloitte Global Network

Tel Aviv, Israel

March 18, 2020